EXHIBIT 99.2



FOR IMMEDIATE RELEASE
---------------------

Contact at (617) 861-8444

Thomas F. Farb (ext.607)                              William B. Boni (ext. 606)
Executive VP and CFO                                   VP, Corp. Communications


                   INTERNEURON PHARMACEUTICALS ANNOUNCES CALL

                              OPTION ARRANGEMENTS

       COMPANY TO PURCHASE UP TO 1,200,000 CALL OPTIONS AND TO ISSUE CALL
                 OPTIONS ON UP TO 2,000,000 SHARES OF OWN STOCK

LEXINGTON, MA, May 5, 1997 -- Interneuron Pharmaceuticals, Inc. (NASDAQ:IPIC) today announced that it has made arrangements with a financial institution under which Interneuron intends to purchase in private transactions capped call options on its own common stock. These call options will give Interneuron the right to purchase from the financial institution up to a total of 1,200,000 shares of Interneuron common stock at specified strike prices to be determined. Alternately, Interneuron may elect cash settlement of these options. The call options are expected to be exercisable only at their maturities, which will be specified dates from approximately four to 16 months following the dates the call options are purchased by Interneuron.

In exchange for the purchase of these call options, Interneuron intends to sell to the same financial institution call options entitling the institution to purchase from Interneuron at a strike price expected to be $40.00 per share, up to approximately 2,000,000 shares of Interneuron common stock in May 1999.

"The call options purchased by Interneuron will provide Interneuron the right to acquire its common stock at fixed prices and will thus allow the Company to benefit from potential appreciation in its stock price above the strike prices. The call options sold by the Company would be exercised by the financial institution in the event the stock price at the maturity date exceeds the expected $40.00 strike price, a price we believe is attractive to issue additional shares," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron.

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The  purchases and sales of call options by the Company are expected to occur in several transactions, with the final number of options, strike price, cap price, maturity, purchase price and certain other terms to be agreed to at the time of each purchase, based on a number of factors, including the market price of Interneuron's common stock at the time each option is issued. Completion and pricing of the transactions is subject to market conditions. The Company will have the right to settle the call options with cash or stock, subject to certain conditions. The call options which the Company purchases are expected to be settled, if exercised, with cash in an amount equal to the difference between the strike price and the market price, subject to certain caps which will limit the total amount of cash the Company could receive. The caps will increase the strike prices in the case of stock settlement. If exercised, the Company expects
to  settle  the  call  options  that  it  sells  with  stock,   subject  to  the
effectiveness of a registration statement covering the resale of the shares delivered to the financial institution in settlement.

The purchases and sales of call options are in addition to Interneuron's previously announced program to repurchase up to 1,500,000 shares of its common stock. As of March 31, 1997, the Company has purchased approximately 142,500 shares of its stock in the open market. As of March 31, 1997, the Company had approximately 41.1 million shares outstanding.

The financial institution has advised Interneuron that it may engage in transactions, including market purchases and sales of Interneuron's securities, to offset its risk relating to the options.

The securities to be sold by Interneuron to the financial institution have not been registered under the Securities Act and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

Interneuron Pharmaceuticals is a diversified biopharmaceutical company engaged in the development and commercialization of a portfolio of products and product candidates primarily for neurological and behavioral disorders. Interneuron is also developing products and technologies, generally outside the central nervous system field, through four subsidiaries: Intercardia, Inc. focused on cadiovascular disease, Progenitor, Inc. focused on developmental genomics, Transcell Technologies, Inc. focused on carbohydrate-based drug discovery, and InterNutria, Inc. focused on dietary supplement pruducts.

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Except for the  descriptions  of historical  facts contained  herein,  this news
release   contains   forward-looking   statements   that   involve   risks   and
uncertainties, as detailed from time to time in Interneuron's SEC filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere. Actual results could differ materially from those currently anticipated due to a number of factors including factors that may affect the Company's business, financial condition, and results of operations and the market price of the Company's common stock.


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